EXHIBIT 99.1

Jim Sullivan, CFO MoSys, Inc. +1 (408) 418-7500 jsullivan@mosys.com	Beverly Twing, Sr. Acct. Manager Shelton Group, Investor Relations +1 (972) 239-5119 ext. 126 btwing@sheltongroup.com

MoSys Announces Exercise of Underwriters’ Over-Allotment Option

SANTA CLARA, Calif. — June 6, 2013 — MoSys, Inc. (NASDAQ: MOSY) today announced that the underwriters of its previously announced public offering of common stock have exercised in full their over-allotment option to purchase an additional 975,000 shares of common stock at the public offering price of $4.00 per share, less underwriting discounts and commissions.  Proceeds from the exercise of the option will be approximately $3.6 million, after deducting underwriting discounts and commissions and other offering expenses payable by the company.  The closing of the over-allotment option exercise is expected to occur on June 7, 2013, subject to customary closing conditions.

Roth Capital Partners is acting as the sole book-running manager of the offering, and The Benchmark Company and Feltl and Company are acting as co-managers.

As previously announced, the company intends to use the net proceeds from the offering, including the net proceeds from the exercise of the over-allotment option, for working capital and general corporate purposes.

The shares described above are being offered by MoSys pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission, or SEC, and a prospectus supplement filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147.

About MoSys

MoSys, Inc. is an IP-rich fabless semiconductor company that provides high-performance solutions for fast, intelligent data access in network and communications systems. MoSys is headquartered in Santa Clara, California.

Safe Harbor / Forward-Looking Statements

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, risks associated with the cash requirements of the company’s business and other risks identified in the company’s most recent report on Form 10-K filed with the SEC, as well as other reports that MoSys files from time to time with the SEC. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

MoSys is the registered trademark of MoSys, Inc. in the US and other countries. The MoSys logo is the trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.